                                                                    EXHIBIT 10.2

                          PURCHASE AND SALE AGREEMENT
                         And JOINT ESCROW INSTRUCTIONS



                                 by and between


                               MC ASSOCIATES, LLC

                                       as

                                    "Seller"


                                      and



                        MERCURY INTERACTIVE CORPORATION
                             a Delaware corporation


                                       as


                                    "Buyer"


                              dated July 1,  1997

                          PURCHASE AND SALE AGREEMENT
                         And JOINT ESCROW INSTRUCTIONS

                                 By and Between

                               MC ASSOCIATES, LLC

                                      and


                        MERCURY INTERACTIVE CORPORATION


                               TABLE OF CONTENTS
                               -----------------
ARTICLE I.         Definitions.............................................    1

ARTICLE II.        Agreement of Purchase and Sale..........................    2

ARTICLE III.       Execution of Agreement; Conditions Prior to Closing Date    3

ARTICLE IV.        Representations, Warranties and Covenants of
                   Seller and Buyer........................................    7

ARTICLE V.         Action on the Closing Date..............................   10

ARTICLE VI.        Termination.............................................   12

ARTICLE VII.       Costs and Commissions...................................   12

ARTICLE VIII.      Post-Closing Cooperation................................   13

ARTICLE IX.        Default by Buyer........................................   13

ARTICLE X.         Default by Seller.......................................   13

ARTICLE XI.        Exchange Provisions.....................................   14

ARTICLE XII.       Miscellaneous...........................................   15


EXHIBITS
--------

"A"    Legal Description
"B"    [Reserved]
"C"    [Reserved]
"D"    Grant Deed
"E"    [Reserved]
"F"    Assignment of Rights, Warranties and Permits
"G"    Assignment and Assumption of Service Contracts
"H"    [Reserved]
"I"    Bill of Sale
"J"    Transferor's Certificate of Non-Foreign Status

                          PURCHASE AND SALE AGREEMENT
                         And JOINT ESCROW INSTRUCTIONS

  This Agreement ("Agreement") is made as of this 1st day of July, 1997, between MC ASSOCIATES, LLC, a Delaware limited liability company ("Seller"), and MERCURY INTERACTIVE CORPORATION, a Delaware corporation ("Buyer").


                                   ARTICLE I.
                                  Definitions
                                  -----------

  The terms set forth below shall have the following meanings:

  1.1  Closing: Payment of Seller's proceeds, and delivery of the Deed in favor
       -------
of Buyer, in accordance with the terms of this Agreement.

  1.2    Closing Date:  On or before September 2, 1997.
         ------------

  1.3  Initial Earnest Money Deposit (to be credited to Purchase Price):
       -----------------------------
$75,000.

  1.4  Second Earnest Money Deposit (to be credited to Purchase Price):
$125,000

  1.15 Escrow Agent:  Commonwealth Land Title Insurance Company
       ------------
                      525 Market Street, Suite 1560
                      San Francisco, California 94105
                      Attn: Linda Rae Paul, Senior Escrow Officer
                      Telephone No.: (415) 442-0199
                      Fax No.: (415) 512-0146

  1.6  Improvements:  The improvements consist of a vacant, one (1)-story, R&D
       ------------
style building containing a total of approximately 55,414 rentable square feet and related improvements.

  1.7  [Reserved]

  1.8  Permitted Exceptions:  (i) Nondelinquent real property taxes and special
       --------------------
assessments, if any; (ii) utility easements to service the Property which do not materially interfere with its existing use; and (iii) such title matters as Buyer shall have approved in accordance with Section 3.6 below, and such other matters as may appear as exceptions to title in accordance with Section 3.6 below.

  1.9  Personal Property:  All equipment, appliances, tools, machinery,
       -----------------
supplies and other personal property owned by Seller and located at and used in connection with the operation of the Property, which have not or will not become trade fixtures in connection with the operation and maintenance of the Property, as may be more particularly described in the Bill of Sale attached hereto as Exhibit "I".

  1.10 Property:  The Property shall collectively include the Real Property,
        --------
the Improvements, the Personal Property, if any, and all of Seller's interest in the Service Contracts and the rights, warranties and permits described in Exhibit "F" attached hereto ("Permits").

  1.11 Purchase Price: $6,383,000.
       --------------

  1.12 Real Property:  That certain tract or parcel of land described in
       -------------
Exhibit "A" attached hereto and by this reference made a part hereof, together with all easements of access or use, rights of way, privileges, licenses, appurtenances and other rights and benefits belonging to, benefiting or in any way related to said land, located at 1325 Borregas Avenue, Sunnyvale, California and commonly known as "the Menlo Caspian Building".

  1.13 Review Contingency Date:  August 1, 1997.
       -----------------------

  1.14 Service Contracts:  All service contracts, management agreements,
       -----------------
listing agreements, operating contracts and other agreements affecting the operation or use of the Property (other than Title Matters) if any.

  1.15 Title Company: Commonwealth Land Title Insurance Company
       -------------
                      525 Market Street, Suite 1560
                      San Francisco, California 94105
                      Attn: Vincent D. Barr, Esq., Assistant Vice president Telephone No.: (415) 442-0199
                      Fax No.: (415) 512-0146

  1.16 The following terms are defined in the Article or Section set forth opposite such terms:

        Term                                 Article or Section
        ----                                 ------------------
        Advisors                             3.1(c)
        Amended Title Report                 3.2
        Buyer's Brokers                      7.2
        Buyer's Title Notice                 3.6
        Deed                                 5.2(a)
        Documents and Materials              3.1(a)
        Due Diligence Information            3.1(c)
        Earnest Money Deposit                2.1
        ERISA                                4.1(d)
        Exchange                             XI
        Exchange Property                    XI(a)
        Initial Earnest Money Deposit        1.3
        Lender's Title Policy                5.2(d)
        Opening of Escrow                    3.1
        Owner's Title Policy                 5.2(d)
        Permits                              1.9
        Property Manager                     3.1(b)
        Second Earnest Money Deposit         1.4
        Seller's Title Notice                3.6
        Survey                               3.2
        Title Report                         3.2
        Title Matters                        3.6

                                  ARTICLE II.
                         Agreement of Purchase and Sale
                         ------------------------------

  2.1 Subject to the terms and conditions of this Agreement, Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller and to pay the Purchase Price therefor. Upon Buyer's receipt from Seller of a fully executed copy (or counterpart thereof executed by Seller) of this Agreement, but in no event later than two (2) business days followingBuyer's receipt, Buyer shall deposit with Escrow Agent, in the form of a wire transfer of funds, the sum of $75,000 (the "Initial Earnest Money Deposit"), together with a fully executed copy of this Agreement. Any deposit made by Buyer to Seller or Seller's representative prior to the Opening of Escrow shall be deemed to constitute part of the Initial Earnest Money Deposit and shall be delivered to Escrow Agent by Seller or its representative promptly upon the Opening of Escrow, as defined herein. Upon the Review Contingency Date, in the event Buyer has not elected to terminate this transaction in accordance with the terms of
Article III of this Agreement, Buyer shall deposit with Escrow Agent, in the form of a wire transfer of funds, the additional sum of $125,000 (the "Second Earnest Money Deposit"). The Initial Earnest Money Deposit and Second Earnest Money Deposit shall collectively be referred to herein the "Earnest Money Deposit". The

Earnest Money Deposit shall thereupon be non-refundable to Buyer, unless refunded to Buyer as otherwise expressly provided in this Agreement. Buyer shall be solely responsible for delivering, at Buyer's option, written instructions to the Escrow Agent concerning the investment of the Earnest Money Deposit or any portion thereof which is held by Escrow Agent, in accordance with the customs and practices of Escrow Agent. At the close of this transaction, the Earnest Money Deposit and any interest thereon shall be credited against the Purchase Price and disbursed to Seller along with the balance of the Purchase Price, to the extent not previously disbursed to Seller.

  2.2 On the day of Closing, and in no event later than required to permit the timely Closing of this Agreement and receipt of the Purchase Price by Seller's bank (following such prorations and adjustments as are set forth herein) by the close of business on the Closing Date, Buyer shall cause such balance of the Purchase Price to be delivered directly to the Escrow Agent for the account of Seller, by wire transfer in immediately available funds, less any credits due to Buyer, plus all sums necessary to pay Buyer's prorations in connection with this transaction. On or before Closing, Seller shall provide Escrow Agent with written wiring instructions identifying the financial institution and the name and number of the account to which Seller's proceeds shall be transferred and credited prior to the close of business of such financial institution on the Closing Date.

  2.3 The Closing shall be held at 9:00 a.m., local time, on the Closing Date at the office of Escrow Agent, or at such other time or such other place as may be mutually agreed upon in writing by the parties.


                                  ARTICLE III.
            Execution of Agreement; Conditions Prior to Closing Date
            --------------------------------------------------------

  3.1 (a) Upon full execution of this Agreement by Seller and Buyer, the party last executing same shall date this Agreement in the space provided on the facing page and on page 1 herein, and shall deliver three (3) fully executed originals of this Agreement to the Escrow Agent and a facsimile copy of the signature page(s) to the other party. Escrow Agent shall thereupon execute all three originals of this Agreement and immediately deliver one fully executed original to Seller, and one fully executed original to Buyer. The date of transmittal by Escrow Agent to Buyer and Seller of this Agreement, as fully executed by Seller, Buyer and Escrow Agent, shall hereinafter be referred to as the "Opening of Escrow".

  To the extent not already furnished or made available to Buyer prior to the Opening of Escrow, Seller shall furnish to Buyer, within ten (10) business days of the Opening of Escrow, copies of the following documents and materials ("Documents and Materials"):

  (i) Copies of all Service Contracts;

  (ii) Copies of the most recent property tax bills received by Seller or Property Manager; and

  (iii) Seller's customary monthly management, revenue and expense reports, prepared by Seller and based upon data furnished to Seller by the Property Manager (including operating statements), for that portion of 1996 following Seller's acquisition of ownership of the Property, and for year-to-date 1997, followed by periodic updates of such items customarily prepared by Seller or Property Manager following the Opening of Escrow.

  In addition, Seller shall furnish to Buyer or make available to Buyer, to the extent not already furnished or made available to Buyer prior to the Opening of Escrow, within ten (10) business days after the Opening of Escrow, the following items, all of which shall be deemed to be "Documents and Materials" within the meaning of this Agreement, to the extent such Documents and Materials are in the actual possession, custody or control of Seller or Seller's Property Manager:

  (iv)  A site plan for the Property;

  (v) A list of the Personal Property, if any, maintained at the Property and necessary for the continued operation thereof, to be transferred to Buyer at Closing pursuant to the Bill of Sale attached hereto as Exhibit "I";

  (vi) Copies of the certificate(s) of occupancy for the Property, along with any certifications from governmental agencies in connection with the operation of the Improvements;

  (vii) Maintenance reports for that portion of 1996 following Seller's acquisition of title to the Property and year-to-date 1997 and records of any capital improvements made to the Property during the same period of time; and

  (viii) Copies of the most recent existing soils, environmental and engineering reports relating to the Property or the Improvements including, without limitation, the most recent Phase I and Phase II (if any) environmental studies or reports relating to the Property, if any, provided such matters have been based upon tests and/or studies performed during Seller's period of ownership; provided, Buyer acknowledges that any such items shall be delivered or made available without any representation or warranty regarding the accuracy, completeness or any other aspect of such matters.

          (b) Buyer shall have the right to review such records and documents relating to the ownership and operation of the Property as Buyer may reasonably deem appropriate in connection with its due diligence efforts. Seller shall assist and cooperate with Buyer as may be reasonably necessary to facilitate Buyer's investigation, due diligence and review pursuant to this Section 3.1, including access to the files and documents containing information pertaining to the Property which are maintained at the office of Seller's Property Manager(s), Insignia Commercial Group, Inc. ("Property Manager") and which have been prepared during Seller's period of ownership; provided, Buyer shall not be entitled to examine records and documents at Seller's home office.

           (c) All Documents and Materials supplied to or made available to Buyer or Buyer's agents by Seller as provided in this Section 3.1 are confidential in nature and shall not be released or disclosed by Buyer to any other parties except as set forth in the further provisions of this Section 3.1. All Documents and Materials shall be delivered to Buyer without representation or warranty of any kind from Seller. In the event the Closing of this transaction does not occur for any reason, then Buyer shall return promptly to Seller all of such Documents and Materials, along with copies of any reports, studies, analyses, test results or other environmental documents which are: (i) prepared by or on behalf of Buyer or its agents in the course of Buyer's due diligence investigation; or (ii) furnished or made available by Seller to Buyer pursuant to this Section 3.1 or other applicable section of this Agreement (collectively, the "Due Diligence Information"). Buyer's obligation to return Due Diligence Information to Seller shall apply regardless of any covenants to the contrary in any contracts or agreements with Buyer's consultant(s). Delivery by Buyer of any Due Diligence Information shall be made without warranty or representation by Buyer of any kind. In consideration of the Documents and Materials being made available to Buyer, it is understood and agreed that Buyer shall treat all Due Diligence Information confidentially, for a period of one
(1) year after Opening of Escrow, in accordance with the provisions of this paragraph. Seller's Documents and Materials are to be used solely for purposes of the performance of Buyer's due diligence hereunder and no Due Diligence Information shall be disclosed or delivered by Buyer to any person or entity other than Buyer's attorneys, directors, officers, employees, agents, representatives and consultants, who must be advised of such matters for the purpose of evaluating Buyer's acquisition of the Property (collectively the "Advisors"). The Advisors shall be informed by Buyer of the confidential nature of the Due Diligence Information, and shall be directed by Buyer to treat the Due Diligence Information confidentially, and to disclose the Due Diligence Information only to the persons and/or entities to whom Buyer is authorized to disclose such matters pursuant to the provisions of this Subsection. Buyer shall not, and shall use its good faith, commercially reasonable efforts to ensure that the Advisors do not, prior to Closing,disclose the fact that this Agreement has been executed, or the status of any matter under this Agreement, without Seller's prior written consent to such disclosure and approval of the form thereof. It is also understood and agreed by the parties that all press releases or other public announcements relating to Buyer's purchase of the Property (other than any disclosures compelled by law, an order of a court of competent jurisdiction or a valid subpoena) shall be subject to the prior written approval of the other party hereto, which approval may be granted or withheld in the sole discretion of such other party. For a period of one (1) year after the Opening of Escrow, Buyer shall defend, indemnify and hold harmless Seller from and against all claims, demands, causes of action, liabilities, losses, damages or expenses asserted against or incurred by Seller by reason of any unauthorized disclosure of such information in violation of this Section 3.1. Notwithstanding anything to the contrary contained in this Agreement, Seller acknowledges that Buyer and Buyer's Advisors, in conducting the due diligence described in this Agreement, may contact City of Sunnyvale officials and/or employees, and Buyer shall in no way be responsible for disclosure by such persons that this Agreement has been executed or regarding the status of any matter under this Agreement.

  3.2 , Not later than five (5) business days after Opening of Escrow, Title Company and/or Seller shall deliver to Buyer,: (i) a Preliminary Report for the purpose of issuing for a 1992 Form ALTA Owner's Policy of Title Insurance or equivalent thereof (hereinafter the "Title Report") issued by the Title Company, in the form customarily used by the Title Company in California showing title to the Property vested in Seller and committing to issue a 1992 Form ALTA Owner's Policy of Title Insurance (or equivalent thereof, subject to variations in conformance with local custom and practice), showing title thereto vested in Buyer, with extended (survey) coverage in the amount of the Purchase Price, specifying all easements, liens, encumbrances, restrictions, conditions or covenants of record with respect to the Property and including legible copies of all documents referred to as exceptions to title in the Title Report, along with copies of all documents noted therein as specifically recorded exception to title; and (ii) the most recent available survey of the Property, if any (the "Survey"), for the purpose of causing the Title Company to remove the standard general survey exception(s) from the Owner's Title Policy described in Section 5.2(c) herein and substituting therefor any specific survey exceptions disclosed by the Survey. Within twenty (20) days of the Opening of Escrow, Seller shall deliver or cause to be delivered to Buyer a new or updated Survey (to the extent the prior Survey, if any, is insufficient for the Title Company to remove the standard general survey exception((s) as described above) and an updated Title Report ("Amended Title Report ") setting forth any new or additional exceptions to title shown or disclosed by the Survey or updated survey (if any) and deleting the general exceptions for survey matters and other matters disclosed by an inspection of the Property. Notwithstanding the foregoing, Seller's failure to cause the Amended Title Report to be delivered to Buyer within the time period set forth herein, despite Seller's and Buyer's reasonable good faith efforts, shall not be deemed to be a default by Seller hereunder. The Survey shall be an as-built survey, prepared by a surveyor registered in the State of California.

  3.3  Buyer shall have until the Review Contingency Date in which to approve
the items listed in Section 3.1.   Failure to disapprove any item listed in
Section 3.1, by delivery of written objection to Seller within the time period specified therein, shall be deemed to constitute approval of any or all such items by Buyer.

  3.4 (a) Buyer shall have until the Review Contingency Date to complete, at its own expense, an inspection of the physical condition of the Property, including verification of current zoning of the Property, and such structural or soils tests or environmental reports as Buyer may contract for. Buyer shall notify Seller in writing, no later than the close of business (Pacific Time) on the Review Contingency Date, of its disapproval of or any objection to the physical condition of the Property, in Buyer's sole discretion, as a result of such inspections, whereupon this Agreement shall terminate in accordance with
Section 3.8 herein. Failure to provide Seller with such written disapproval or objection under this Section 3.4 on or before the close of business (Pacific
Time) on the Review Contingency Date shall be deemed to constitute approval by Buyer of the physical condition of the Property.

       (b) Seller shall permit Buyer and its representatives full access during normal business hours to make such inspections and tests as Buyer deems necessary to complete its physical review of the Property. Such inspection shall take place upon not less than 48 hours notice to Seller and shall take place only with a representative of Seller present at all times. Buyer shall have the right to contact such persons or entities as Buyer may reasonably deem appropriate in connection with its due diligence efforts and Seller shall cooperate with Buyer in arranging interviews and meetings for Buyer with any such persons.

       (c) Buyer shall be responsible for obtaining copies of any additional documentation or information concerning the Property as Buyer may deem appropriate in connection with Buyer's due diligence, which shall be coordinated with and obtained through the Property Manager, with the cooperation of Seller.

        (d) Seller shall assist and cooperate with Buyer as may be reasonably necessary to facilitate Buyer's investigation, due diligence and review pursuant to this Section 3.4, including Buyer's physical inspection of the Property in order to conduct engineering studies, soil tests and any other inspection and/or tests that Buyer may deem necessary or advisable; provided, Buyer shall not be entitled to perform any tests of any kind which involve drilling, boring, excavation, groundwater testing or similar intrusive or invasive action on or under the surface of the Property without Seller's prior written consent following not less than three (3) business days' written notice setting forth in reasonable detail the nature, extent and location of such tests and the name and contact person of the contractor selected to perform such tests, which consent may be withheld by Seller in its sole and absolute discretion. Failure of Seller to affirmatively consent to such tests or other matters within the time period set forth herein shall constitute Seller's refusal to consent to the performance of such tests or other matters. Buyer shall treat the results of all such tests consented to by Seller as confidential and shall not disseminate the results of such tests, in any form, written or verbal, to any third party and shall cause its consultants to agree in writing to do the same, except as may be expressly required to be reported by law. Buyer shall deliver to Seller copies of all reports, analyses and test results promptly upon Buyer's receipt of same, without warranty or representation from Buyer of any kind.

        (e) For a period of one (1) year after the Closing Date, Buyer shall indemnify, defend, protect and hold Seller harmless from and against any and all claims, demands, causes of action, liabilities, damages, losses or expenses (including, without limitation, Seller's reasonable attorneys' fees) asserted against or incurred by Seller and resulting from any act or omission of Buyer or Buyer's agents, employees, representatives or consultants relating to Buyer's inspection and testing pursuant to this Section 3.4.

  3.5 If Buyer: (i) disapproves any item in Section 3.1 or Section 3.3 (with the exception of Title Matters, which shall be resolved pursuant to Section 3.6) within the time provided therein; or (ii) disapproves the physical condition of the Property pursuant to Section 3.4, within the time period provided therein, this Agreement shall terminate in accordance with Section 3.8 herein. Without limiting the application of any other provision of this Article III, upon such disapproval, Buyer shall promptly return to Seller hereunder all copies of the Due Diligence Information within the time period provided in Article VI herein including, without limitation, any other materials and/or documents furnished or made available to Buyer in connection with its review of the Property and a copy of any environmental reports, studies or analyses (along with all back-up data) prepared in connection with Buyer's due diligence activities hereunder, all without warranty or representation by Buyer of any kind.

  3.6 (a) Buyer shall have until the earlier of: (i) the Review Contingency Date; or (ii) the date which is fifteen (15) days following its receipt of both the Amended Title Report and the updated Survey (if necessary) in which to give Seller and Escrow Agent written notice ("Buyer's Title Notice") of Buyer's disapproval or conditional approval of the legal description or any matters shown in the Survey, the Amended Title Report, all documents referred to in the Amended Title Report and all matters disclosed therein (collectively the "Title Matters"). For purposes of this Section 3.6, recertification of the Survey, written notations of matters shown thereon, updates necessary to date the Survey within ninety (90) days of the Closing (or such other period as the Title Company may require) or addition of similar ministerial matters shall not delay the time period for delivery of Buyer's Title Notice, or the scheduled Closing Date as long as the Title Company is willing to issue, and issues at Closing, the Owner's Title Policy. In the event the updated Survey (if any, in accordance with Section 3.2) and Amended Title Report are not received by Buyer within the time periods set forth in Section 3.2 herein, such failure shall not be deemed to be a default by Seller hereunder; provided, notwithstanding any provision of this Subsection (a) to the contrary, however, in the event Seller is unable to cause such item(s) to be timely delivered to Buyer for any reason, the date for delivery of Buyer's Title Notice, as provided in this Section 3.6, shall be extended on a day-to-day basis until five (5) business days following delivery of such item(s) to Buyer. The failure of Buyer to timely give Buyer's Title Notice shall be deemed to constitute Buyer's approval of the legal description and all Title Matters.

       (b) If Buyer timely disapproves or conditionally approves any Title Matters, Seller may, within five (5) days after receipt of Buyer's Title Notice, elect to eliminate some or all of the disapproved or conditionally approved Title Matters. In such event, Seller shall give Buyer written notice ("Seller's Title Notice") of those disapproved or conditionally approved Title Matters, if any, which Seller shall attempt to cause the Title Company to eliminate from the Owner's Title Policy as exceptions to title to the Property prior to the Closing Date.

       (c) If Buyer approves of Seller's Title Notice within three (3) days of receipt thereof, Seller covenants and agrees to use reasonable efforts to cause the Title Company to eliminate from the Owner's Title Policy prior to the Closing Date, as exceptions to title to the Property, those disapproved Title Matters set forth in Seller's Title Notice. Failure of Buyer to deliver to Seller written disapproval of Seller's Title Notice within such three (3) day period following its receipt thereof shall be deemed to constitute Buyer's approval of Seller's Title Notice.

       (d) If: (a) Seller does not elect to eliminate any disapproved or conditionally approved Title Matters (which election may be based, in whole or in part, upon the cost to eliminate such Title Matter(s), regardless of the party obligated herein to pay such cost or the party which may otherwise agree to pay for such cost); (b) Seller is unable, despite its reasonable efforts, to cause the Title Company to agree to eliminate as exceptions to title any such Title Matters which Seller shall have elected, in Seller's Title Notice, to attempt to cause to be eliminated by the Title Company as exceptions to title in the Owner's Title Policy and/or Lender's Title Policy, or; (c) Buyer disapproves of Seller's Title Notice by written notice to Seller within three (3) days of Buyer's receipt thereof, then this condition shall be deemed to have failed, and

Buyer may, by written notice to Seller on or before the later of: (i) the time period for delivery to Seller of Buyer's disapproval of Seller's Title Notice, pursuant to subsection (c) above; or (ii) the Review Contingency Date, either:
(A) terminate this Agreement in accordance with Section 3.8 herein; or (B) accept title in its then existing condition, which shall constitute a waiver by Buyer of any such disapproved and uncured Title Matters, and proceed to Closing as otherwise provided herein.

        (e) Notwithstanding the foregoing, if Buyer objects to any lien evidencing a monetary encumbrance (other than liens for non-delinquent property taxes and assessments), Seller shall either satisfy, bond off or otherwise remove said monetary encumbrance at or before Closing, subject to agreement with the Title Company, in Seller's sole discretion, regarding the requirements for removal of such item(s) as exception(s) to title in the Owner's Title Policy.

  3.7 (a) Seller shall notify Buyer of any damage or destruction to the Property as soon as practicable after Seller receives notice of such occurrence. If, prior to Closing, all or a material part of the Property is destroyed by fire or other casualty or is threatened to be taken or is taken by eminent domain, either Buyer or Seller may terminate this Agreement in accordance with
Article VI herein by written notice to the other party within ten (10) business days of the date of such occurrence. If neither Buyer nor Seller terminates this Agreement within the time provided, Buyer shall be deemed to have waived the destruction or taking, and this transaction shall be completed as provided in this Agreement, without reduction in the Purchase Price (except to the extent of the deductible under Seller's casualty policy and any non-insured portion of the loss but only in the event Seller does not elect, in its discretion, to repair such damage), and Buyer shall be entitled to receive all insurance proceeds, if any, and eminent domain awards, if any, applicable to the destruction, damage or taking.

        (b) Seller shall, at Closing and thereafter, execute and deliver to Buyer all required proofs of loss, and assignments of claims and awards. The term "material part" as used in this Section 3.7 shall be deemed damaged or destroyed within the meaning of this Section if: (i) the cost of restoring same to its condition prior to the fire or other casualty causing loss, in Seller's good faith business judgment, will exceed the sum of $200,000; or (ii) a part of the Property shall be taken or threatened to be taken by eminent domain (which threatened taking shall be in the form of a formal written notice from the appropriate governmental authority), and such taking or threatened taking shall result in the unavailability for leasing or occupancy, at market rates and on market terms, more than five percent (5%) of the total rentable area of the Property for a period of more than three (3) months from the Closing Date.

        (c) Seller represents to Buyer that the Improvements are presently insured by a fire and extended coverage insurance policy in an amount equal to 100% of the replacement cost of the Improvements (not including Seller's deductible) and that policy shall be maintained in effect through the Closing Date.

  3.8  Without affecting the approval/disapproval procedures set forth in this
Article III, the parties agree that the contingencies set forth in this Article III may be waived at any time by the party for whose benefit such contingency exists, in the sole discretion of such party. Should a termination occur under this Article III: (i) Escrow Agent shall refund to Buyer the Earnest Money Deposit (or portion thereof), and any accrued interest thereon which was earned while in the possession of Escrow Agent, then held by Escrow Agent; (ii) Buyer and Seller shall have no further liability to each other under this Agreement, except for any liability accruing under Buyer's indemnification and/or confidentiality obligations to Seller under Sections 3.1, 3.4, 4.2 and/or 7.2, which liability shall survive the termination of this Agreement; and (iii) Buyer shall have no right or claim to or against the Property or any portion thereof. Upon any such termination, the provisions of Article VI shall apply.

                                  ARTICLE IV.
         Representations, Warranties and Covenants of Seller and Buyer
         -------------------------------------------------------------

  4.1 Seller covenants and agrees with Buyer that, between the date hereof and the Closing Date:

        (a) Seller shall: (i) use good faith and commercially reasonable efforts to cause the Property to be maintained in accordance with all applicable laws;
(ii) maintain and operate the Property in the same manner as is consistent with the operation and maintenance of the Property during the period of Seller's ownership of the Property; (iii) keep all insurance policies pertaining to the Property in full force and effect; and (iv) advise Buyer of any litigation, arbitration or administrative hearing which concerns the Property and may affect Seller's ability to consummate the transaction contemplated hereby, of which Seller has actual knowledge. Without limiting the foregoing provisions of this Subsection (a), Seller shall have no obligation to perform any capital improvements on the Property unless agreed upon in writing between the parties prior to the Closing Date, in the sole discretion of each party.

        (b) If Seller acquires knowledge of any material defect, error or omission in any of Seller's Documents and Materials, Seller shall promptly give Buyer notice with detailed information of such defect, error or omission, and Buyer shall have the later of: (i) five (5) business days from receipt of such notice; or (ii) five (5) business days prior to the Review Contingency Date, to submit written objections thereto. Buyer's failure to deliver written objection to Seller within said period shall be deemed to constitute Buyer's waiver of the information contained in said notice and the effect thereof upon the Property and this transaction.

       (c) Seller shall not enter into any binding contract to sell or convey the Property (or any portion thereof) or any right, title or interest therein (except for any such contract or agreement which shall terminate prior to the Closing) or enter into any letter of intent for such sale, whether binding or non-binding, with a third party; provided, however, nothing herein shall prohibit Seller from accepting one or more backup offer(s) for the sale of the Property during the time period set forth herein. Upon termination of this Agreement in accordance with the terms hereof, the provisions of this Subsection
(c) shall be null and void and of no further force and effect.

       (d) There are not, as of the date of this Agreement, and shall not be as of the Closing, any unfunded, vested liability or employer withdrawal liability under the Employee Retirement Income Security Act of 1974 or the Multi-Employer Pension Plan Amendment Act of 1980 ("ERISA") with respect to any union contracts, pension plans, profit sharing plans and/or employee benefit plans related to Seller and the Property.

  4.2 From and after the date of this Agreement, Seller shall not enter into any new Leases at the Property or take any action or execute any document which would create a new interest in the Property. In addition, Seller shall not, following thedate of this Agreement, enter into any Service Contract having a material impact on the Property or its operations which shall survive the Closing or which cannot be canceled upon thirty (30) days notice (except in the event of an emergency and/or the inability of any service provider to continue to discharge its duties under an existing Service Contract), without the prior written approval of Buyer, which shall not be unreasonably withheld. Failure of Buyer to respond to Seller's request for any approval under this paragraph within three (3) business days from receipt of such request shall be deemed to constitute Buyer's approval of same and Seller shall be free to enter into such new Service Contract during the pendency of this Agreement.

  As a condition of Closing, Buyer shall pay for all costs incurred by Buyer in connection with Buyer's intended occupancy and use of the Property following the Closing. Buyer shall indemnify, defend, protect and hold Seller harmless from all claims, demands, causes of action, liabilities, losses and/or damages asserted against and/or incurred by Seller in connection with Buyer's failure to perform its obligations pursuant to this Section 4.2. Buyer's indemnification obligations hereunder shall survive the Closing Date or earlier termination of this Agreement by Seller pursuant to Article IX in the event of a default by Buyer for a period of one (1) year after the Closing Date. The foregoing shall not be construed to obligate Seller to construct any improvements or perform any repairs (in addition to those required under Section 4.1(a)) in connection with Buyer's intended occupancy.

  4.3 Seller shall terminate its existing management and listing agreements (if any), and such other Service Contracts affecting the Property which Buyer elects not to assume, if any, effective as of the Closing Date, and Seller shall pay all expenses of such termination. Buyer shall notify Seller in writing not later than the Review Contingency Date as to which Service Contracts Buyer elects not to assume. Failure of Buyer to so notify Seller within such time period shall constitute Buyer's election to assume any or all of the Service Contracts with respect to which Buyer has failed to deliver such notice; provided, however, in the event any such Service Contract(s) which Buyer elects not to assume is terminable by Seller by notice requiring more than thirty (30) days, any payments by Seller in connection with such termination, pursuant to any such Service Contract, shall be prorated between Seller and Buyer at the Closing pursuant to Section 5.3 herein. As to any such Service Contract(s) which is terminated by Seller, Seller agrees to indemnify, defend, protect and hold harmless Buyer from any and all claims, demands, causes of action, liabilities, losses and/or damages asserted against or incurred by Buyer arising out of such termination or any events or occurrences arising thereunder prior to the Closing Date.

  4.4 Seller represents and warrants on its own behalf, now and as of the Closing Date, that:

       (a) Seller has the full right, power and authority to sell the Property to Buyer as provided herein and to carry out Seller's obligations hereunder, and the individuals executing this Agreement on behalf of Seller are fully authorized to do so, and in doing so binds Seller to the obligations set forth herein. This Agreement and all documents executed by Seller which are to be delivered to Buyer at Closing are, or at the Closing will be, legal, valid and binding obligations of Seller, and do not, and, at the Closing will not, violate any provisions of any agreement to which Seller is a party or to which it is subject or of any law, judgment or order applicable to Seller. Seller is the sole owner of the Property free and clear of any right to or claim of possession by any other party.

       (b) To Seller's knowledge, there are no pending claims, suits, actions, arbitrations or regulatory, legal, or other proceedings or investigations affecting the Property or Seller's rights and obligations under this Agreement, other than as may be disclosed to or discovered by Buyer prior to the Review Contingency Date, pursuant to Section 3.1 or otherwise. To Seller's knowledge, there is no pending condemnation of the Property, or any part of it.

       (c) There are no tenant Leases currently in force or effect for the Property and no security deposits or other sums due former tenants which are actually held by Seller or Property Manager, and Seller shall indemnify, defend, protect and hold Buyer harmless with respect to Seller's failure to deliver the Property free of all existing tenancies. Seller's indemnification obligation under this Section shall survive the Closing Date for a period of one (1) year.

       (d) Paragraph 4.5(vii) notwithstanding, to the best of Seller's knowledge, Seller has not received any written notice under the California Health and Safety Code or any other applicable local, state or federal law requiring the removal of any Hazardous Materials on, under or from the surface of Property; provided, Buyer acknowledges: (i) the groundwater (and other possible contamination) under the surface of the Property has occurred due to the movement of such contaminants from adjacent property not owned by Seller;
(ii) that appropriate governmental regulatory agencies are aware of such contamination; and (iii) that Seller has provided Buyer with all environmental reports in Seller's possession regarding such contamination.

       (e) At the Closing Date there will be no outstanding contracts made by Seller for any improvements to the Property which have not been fully paid for (other than repairs to the Property pursuant to Section 3.7(a) which may not have been completed as of the Closing) and Seller shall cause to be discharged all mechanic's or materialmen's liens arising from any labor or materials furnished to the Property prior to the Closing Date.

        (f) No proceedings under any bankruptcy or insolvency laws have been commenced by or against Seller which have not been terminated; no general assignment for the benefit of creditors has been made by Seller; and no trustee or receiver of Seller's property has been appointed.

       (g) All of Seller's representations and warranties set forth in this
Section 4.4 shall be true and correct in all material respects as of the Closing Date.

  As used in this Section 4.4 herein, Seller's "knowledge" means the actual knowledge of Lydia Kennedy and John Mulvihill as the real estate asset manager and officer of Seller, respectively, responsible for the monitoring and limited supervision of the Property Manager for the Property, without duty to inspect the Property or make any independent investigation; provided, it is contemplated that such individuals have reasonably discharged such monitoring and limited supervision of the Property Manager in accordance with Seller's customary practices concerning properties acquired for similar purposes, and will continue to do so until the Closing Date.

  Notwithstanding anything to the contrary contained in this Agreement, if Buyer has actual knowledge that any representation or warranty of Seller is not true and correct as of the Closing Date and shall elect to acquire the Property notwithstanding such fact, Buyer shall be deemed to have waived such specific breach of representation and warranty and to have released Seller from all liability or responsibility in connection therewith, and neither Buyer nor Buyer's permitted assignees or successors shall be entitled to commence any action or to recover damages from Seller based upon such specific breach of a representation and warranty.

  4.5 Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning the following matters regarding the Property:

       (i) the nature and condition of the Property, including, but not limited to the water, soil and geology, and the suitability thereof and of the Property for any and all activities and uses which Buyer may elect to conduct thereon;

       (ii) the nature and extent of any right-of-way, possession, license, reservation, condition or otherwise;

       (iii) the compliance of the Property or its operation with any laws, ordinances or regulations of any government or other body;

       (iv) the quality, nature, adequacy and physical condition of the Property, including, but not limited to, the structural elements, foundation, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage and utility systems, facilities and appliances;

       (v) the existence, quality, nature, adequacy and physical condition of utilities serving the Property;

       (vi) the zoning or other legal status of the Property or any other public or private restrictions on the use of the Property;

       (vii) the presence of any hazardous substances on, under or about the Property or the adjoining or neighboring property;

       (viii) the quality of any labor and materials used in any Improvements on the Real Property; and

       (ix) the possible right of any third party(ies) to use any common area of the Property for community services, performances, public interest information, school activities and similar matters, if applicable; and

       (x) the economics of the operation of the Property.

  In consideration of Buyer's receiving access to the Property as set forth in
Article III herein so that Buyer may conduct such studies, costs, investigations, inspections and analyses with respect to the Property as Buyer might desire, Buyer acknowledges and confirms that unless Buyer elects to terminate this Agreement as provided herein, Buyer shall accept Seller's conveyance of the Property to Buyer in an "AS-IS" and "WHERE-IS" condition, free of any warranty by Seller, except as otherwise expressly provided in this Agreement, and free of any obligation by Seller to perform any repairs or other improvement work with respect to the Property. Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified here, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, CONCERNING THE PROPERTY, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IMPLIED IN THIS AGREEMENT, SELLER AFFIRMS, ACKNOWLEDGES AND AGREES THAT THE FOREGOING LIMITATIONS AND DISCLAIMERS IN THIS AGREEMENT ARE NOT INTENDED TO ABROGATE, NULLIFY OR OVERRIDE THE EXPRESS COVENANTS, WARRANTIES AND REPRESENTATIONS OF SELLER SET FORTH IN SECTIONS 4.1, 4.2, 4.3, AND 4.4 HEREIN AND, TO THE EXTENT THE FOREGOING DISCLAIMERS ARE DEEMED TO BE IN CONFLICT WITH THE PROVISIONS OF EITHER OF SAID SECTIONS 4.1, 4.2, 4.3 AND 4.4, THE PROVISIONS OF SUCH SECTIONS SHALL CONTROL.

  4.6  Buyer represents and warrants now and as of the date of Closing that:

       (a) If Buyer (or any permitted assignee of Buyer under Section 12.2 herein) is a partnership or corporation (including, without limitation, a limited liability company), it is duly organized, validly existing and in good standing under the laws of the state of its formation, and in doing so binds Buyer to the obligations set forth herein. This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing are, or at the Closing will be, legal, valid and binding obligations of Buyer, and do not, and, at the Closing will not, violate any provisions of any agreement to which Buyer is a party or to which it is subject or of any law, judgment or order applicable to Buyer.

       (b) Buyer has the full right, power and authority to purchase the Property from Seller as provided herein and to carry out Buyer's obligations hereunder, and the person or persons executing this Agreement on behalf of Buyer is/are fully authorized to do so.

       (c) Buyer's purchase of the Property at Closing shall constitute its certification that Buyer: (i) has inspected and is familiar with the Property;
(ii) has had the opportunity to have prepared for Buyer's review such soils, engineering, environmental or hazardous substance reports or such other reports or inspections of any nature relating to the Property as Buyer deemed appropriate; (iii) has purchased the Property on an "AS IS" and "WHERE-IS" basis, relying solely on Buyer's own examination and inspection of the Property, and the express representations contained herein.

       (d) All of Buyer's representations and warranties under this Section 4.6 shall be true and correct in all material respects as of the Closing Date.

  4.7 All representations and warranties of Seller and Buyer under this Article IV shall survive the Closing; provided, however, that any claim, action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties must be commenced, if at all, on or before six
(6) months from the Closing Date.


                                   ARTICLE V.
                           Action on the Closing Date
                           --------------------------

  5.1 Buyer shall take the following actions on or before the Closing Date, each of which shall be deemed to be a condition precedent to Seller's Closing obligations hereunder:

       (a) Seller shall have received, on the date of Closing, the Purchase Price (adjusted for credits or debits for all prorations under Section 5.3) by wire transfer to the account of Seller at the financial institution designated by Seller in its instructions to Escrow Agent prior to Closing, in sufficient time for investment at such institution's customary rate paid to Seller;

       (b) Seller shall be provided on the date of Closing with an executed duplicate original of the documents listed under subsections (d) and (e) of
Section 5.2 below.

  5.2 Seller shall provide or cause to be provided to Buyer the following items, on or before the Closing Date, the provision of which shall be deemed to be a condition precedent to Buyer's Closing obligations hereunder:

       (a) An executed and acknowledged California grant deed ("Deed") in the form of Exhibit "D";

       (b) All keys for the Property in the possession or control of Seller (properly labeled);

       (c) A 1992 ALTA Owner's Policy of Title Insurance, or equivalent thereof, in the form customarily used in California (subject to variations in conformance with local custom and practice), issued by the Title Company and dated as of the Closing Date, with coverage in the amount of the Purchase Price, setting forth the legal description of the Property and showing title to the real property vested in Buyer, subject only to the Permitted Exceptions, together with such endorsements as Buyer may request (and the Title Company may agree to issue) (the "Owner's Title Policy"); provided, however, in the event Buyer desires a lender's title policy ("Lender's Title Policy"), Buyer shall so inform the Title Company. Both the Owner's Title Policy and Lender's Title Policy, if applicable, shall contain "extended coverage" in accordance with the statutes, regulations, customs and/or practices of the State of California. In the event Buyer uses third-party financing in connection with the funding of the Purchase Price, the Title Company shall issue the Lender's Title Policy in favor of such Lender; provided, however, nothing herein shall be construed to mean that the obtaining of any financing or the issuance of a Lender's Title Policy is a condition to the performance of Buyer's obligations hereunder. The premium for the Owner's Title Policy and Lender's Title Policy and any endorsements thereto shall then be paid by the parties in accordance with Section 7.1 herein.

       (d) An executed duplicate original of the Assignment and Assumption of Rights, Warranties and Permits in the form of Exhibit "F";

       (e) An executed duplicate original of the Assignment and Assumption of Service Contracts in the form of Exhibit "G".

       (f) An original executed Bill of Sale for the Personal Property identified in Exhibit "I" attached hereto, reciting that such transfer is on an "AS-IS" and "WHERE-IS" basis; provided, Exhibit "1" to the Bill of Sale may, at Seller's election, list only the Personal Property excluded from the transfer or, alternatively, Exhibit "1" may be eliminated in the event all Personal Property (if any) located at the Property is included in the transfer;

       (g) A certification duly executed by Seller under penalty of perjury in the form of, and upon the terms set forth in Exhibit "J", setting forth Seller's address and federal tax identification number and certifying that Seller is not a foreign entity in accordance with and/or for the purpose of the provisions of
Section 1445 (as may be amended) of the Internal Revenue Code of 1954, as amended, and any regulations promulgated thereunder; and

       (h) An affidavit satisfactory to Title Company stating that there are no unpaid claims for labor or materials furnished to the Property.

  5.3 The following items will be prorated as of the Closing Date on a per diem basis: the current year's real estate taxes and assessments (calculated on the most recent available tax bill and reprorated after Closing based upon the actual tax bill for the period in which the Closing occurred, and again reprorated, if necessary, due to any change in the assessed value or tax rate of the Property following a pending assessment appeal by Seller or a separate reassessment due to the change in ownership of the Property pursuant to this transaction), amounts payable or paid under Service Contracts assumed or deemed to be assumed by Buyer, as set forth in Section 4.3 herein; and utilities, maintenance, and common area charges. Buyer acknowledges that there are no tenants at the Property and that there shall be no proration of rents or other typical tenant charges.

  In addition to any other matters set forth herein, the parties hereby agree to reprorate, on a post-Closing basis: (i) real property taxes; and (ii) personal property taxes allocable to any Personal Property transferred to Buyer pursuant to the Bill of Sale. Notwithstanding the foregoing, utilities shall be prorated only to the extent Seller is unable, despite its best efforts, to cause the providers of utilities services to the Property to read the meters and, in cooperation with Buyer, to cause such providers to change the name of the responsible party for payment of such utilities from Seller to Buyer, effective as of the Closing Date.

  The account of Seller or Buyer shall be debited or credited, as the case may be, on the closing settlement statement to reflect these prorations, and the Purchase Price to be paid to Seller shall be similarly adjusted. Buyer and Seller agree to use reasonable efforts to prepare and deliver to Escrow Agent a schedule of tentative adjustments three (3) business days prior to the Closing of this Agreement. Any such adjustments not determinable or not agreed upon as of the Closing shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be, in cash or by wire transfer of funds as soon as practicable following the Closing of this Agreement. A copy of the schedule of adjustments as agreed upon by Buyer and Seller shall be delivered to Escrow Agent as soon as practicable prior to the Closing. For purposes of this Section 5.3, Buyer shall be deemed to be the owner of the Property as of 12:01 A.M. on the Closing Date, regardless of the actual hour on which Closing occurs or recordation of the Deed takes place. This transaction shall in no event close later than the Closing Date, as defined in Section 1.2 hereof.

  5.4 Any property and liability insurance on the Property maintained by Seller shall terminate on the Closing Date.

  5.5 Seller shall deliver possession of the Property to Buyer on the Closing Date.

                                  ARTICLE VI.
                                  Termination
                                  -----------

  Should this transaction not close on or before 5:00 p.m., local time, on the Closing Date, for reasons other than a default by Buyer (in which case Article IX herein shall govern) or a default by Seller (in which case Article X herein shall govern) either party may, by delivery of written notice to the other and to the Escrow Agent, terminate this Agreement, whereupon each party shall pay one-half (1/2) of Escrow Agent's normal cancellation charges. Such exercise of the right of termination by either party shall constitute a waiver of any rights, claims, causes of action or demands either party may have against the other or the Property, or any portion thereof, due to such failure of this transaction to close on or before the Closing Date, except for any liability accruing under Buyer's indemnification and/or confidentiality obligations to Seller pursuant to Sections 3.1, 3.4, 4.2 and/or 7.2 herein, which liability shall survive the termination of this Agreement, as set forth in those Sections. Upon such termination, pursuant to this Article VI, Buyer shall return to Seller, within five (5) days following such termination, all of Seller's Documents and Materials provided or made available to Buyer by Seller hereunder, along with copies of Buyer's Due Diligence Information compiled in accordance with Article III herein, and Buyer shall be entitled to the prompt return of the Earnest Money Deposit deposited with Escrow Agent, together with any accrued interest thereon which was earned while in the possession of Escrow Agent, whether or not previously released to Seller in accordance with the terms of this Agreement, unless Buyer is in default hereunder, in which event the Earnest Money Deposit shall be non-refundable and Buyer shall pay the full amount of Escrow Agent's normal cancellation charges. In the event the Closing does not occur and this transaction is terminated by reason of a default by Seller, Seller shall pay the full amount of Escrow Agent's normal cancellation charges. The provisions of this Article shall not limit or affect the provisions of
Section 3.8 herein.


                                  ARTICLE VII.
                             Costs and Commissions
                             ---------------------

  7.1 Seller shall pay the premium for the Owner's Title Policy allocable to standard coverage, the cost of the Survey, its own legal fees, and grantor's documentary transfer tax, including any local transfer taxes, to the extent such taxes are customarily payable by Seller to the county and/or city in which the Property is located. Buyer shall pay any additional title premium attributable to extended (survey) coverage and any endorsements to the Owner's Title Policy requested by Buyer and agreed to by the Title Company, the entire cost of the Lender's Title Policy, if any, and any endorsements thereto, its own legal fees, all fees and expenses relating to its inspection and testing of the Property or its review of the Due Diligence Information, the cost of recording the Deed and any local transfer tax customarily payable by the Buyer. Seller and Buyer will share equally all other closing fees and closing costs (to the extent consistent with local custom and practice), including, without limitation, Escrow Agent's fees and expenses, subject to the provisions of Article VI herein.

  7.2 In connection with the transaction contemplated by this Agreement, Buyer has agreed, pursuant to a separate document, to pay to Robert A. Schwartz, Focus Commercial and/or The Galbreath Company (collectively, "Buyer's Brokers") at Closing, compensation in an amount set forth in such separate agreement. Seller has agreed, pursuant to a separate document, to pay compensation to Insignia Commercial Group, Inc., in its capacity as Seller's Broker, out of the net cash funds paid to Seller at Closing, compensation in an amount set forth in such separate agreement.Buyer and Seller each represent to the other that they have not entered into any other agreement or incurred any other obligation which might result in the obligation to pay a real estate sales or brokerage commission or finder's fee with respect to this transaction. Buyer and Seller each agree to indemnify, defend, protect and hold the other harmless from and against any and all claims, demands, causes of action, liabilities, costs and/or expenses (including reasonable attorney's fees and costs) asserted against or incurred by the other party as a result of any claim or assertion made by any person to a right to a real estate sales or brokerage commission or finder's fee in connection with this transaction, to the extent such claim or assertion is based on the actual or alleged acts or omissions of the indemnifying party, its broker or representative. The obligations of Buyer and Seller under this
Section 7.2 shall survive the Closing Date or the earlier termination of this Agreement pursuant to its terms for a period of one (1) year following the Closing Date.

                                 ARTICLE VIII.
                            Post-Closing Cooperation
                            ------------------------

  Seller shall retain the right to pursue, at Seller's sole cost, any and all actions or proceedings against any former tenants of the Property, by reason of their abandonment of the leased premises prior to the end of the term of their Lease, for delinquent rents and/or other cause(s) of action, and any amounts collected by Seller pursuant to such actions or proceedings shall be the sole property of Seller. Buyer hereby assigns any cause(s) of action or claim(s) it may otherwise have against such persons to Seller, and Buyer shall have no responsibility in connection with the prosecution of said actions or proceedings.


                                  ARTICLE IX.
                                Default by Buyer
                                ----------------


  IF THE CLOSING OF THIS TRANSACTION FAILS TO OCCUR ON OR BEFORE THE CLOSING DATE AS A RESULT OF BUYER'S BREACH OF THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE BY INITIALING THIS AGREEMENT IN THE SPACE PROVIDED BELOW THAT:

  (I) THE EARNEST MONEY DEPOSIT BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUFFERED BY SELLER AS THE RESULT OF BUYER'S DEFAULT IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, WHICH DAMAGES WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX, THAT THE EARNEST MONEY DEPOSIT CONSTITUTES A REASONABLE ESTIMATE OF SELLER'S DAMAGES IN SUCH EVENT, AND THAT THE REMEDY PROVIDED FOR HEREIN IS NOT A PENALTY OR FORFEITURE AND IS A REASONABLE LIMITATION ON BUYER'S POTENTIAL LIABILITY AS A RESULT OF SUCH DEFAULT; AND

  (II) AS A RESULT OF BUYER'S BREACH OF THIS AGREEMENT AND FAILURE OF THE CLOSING TO OCCUR ON OR BEFORE THE CLOSING DATE, SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AND THE ESCROW BY WRITTEN NOTICE TO ESCROW AGENT, WHEREUPON SELLER AND ESCROW AGENT SHALL THEREUPON BE RELEASED FROM THEIR RESPECTIVE OBLIGATIONS THEREUNDER TO SELL AND/OR PURCHASE THE PROPERTY, AND SELLER SHALL RETAIN THE EARNEST MONEY DEPOSIT (OR ESCROW AGENT SHALL RELEASE THE EARNEST MONEY DEPOSIT AND ALL ACCRUED INTEREST THEREON TO SELLER, TO THE EXTENT NOT ALREADY SO RELEASED) AS LIQUIDATED DAMAGES, WHICH DAMAGES SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY HEREUNDER IN THE EVENT OF SUCH BREACH. SELLER WAIVES ALL OTHER LEGAL OR EQUITABLE REMEDIES AGAINST BUYER AND ANY RELATED OR AFFILIATED ENTITY, AGENT OR REPRESENTATIVE, INCLUDING ANY RIGHT OF SELLER TO OBTAIN SPECIFIC PERFORMANCE OF BUYER'S OBLIGATIONS UNDER THIS AGREEMENT. THE FOREGOING PROVISIONS OF THIS ARTICLE IX SHALL NOT APPLY TO SELLER'S RIGHTS AND REMEDIES FOR A SEPARATE BREACH, IF ANY, OF THE CONFIDENTIALITY AND/OR INDEMNIFICATION PROVISIONS OF THIS AGREEMENT.

     /s/ JCM/WB                                     /s/ SA
     ----------                                     -------
  Initials of Seller                           Initials of Buyer


                                   ARTICLE X.
                               Default by Seller
                               -----------------

  In the event of a default by Seller under the terms of this Agreement, Buyer shall have the right either: (i) to purchase the Property notwithstanding such default, whereupon such default shall be deemed waived; or (ii) to terminate this Agreement by notice furnished to Seller and to Escrow Agent, whereupon Buyer will be entitled to a refund of the Earnest Money Deposit and all interest accrued thereon, if any, held by Escrow Agent, and Buyer shall be entitled to pursue an action against Seller at law for damages; provided, however, Buyer shall have no right of action against Seller or subsequent owners of the Property at equity, for specific performance of this Agreement or otherwise, for purposes of asserting a claim of title to and/or possession of all or any portion of the Property.

                                  ARTICLE XI.
                              Exchange Provisions
                              -------------------


  Seller acknowledges that Buyer may elect to engage in a tax-deferred exchange ("Exchange") pursuant to Section 1031 of the Internal Revenue Code. To effect this Exchange, Buyer may assign its rights in, and delegate its duties under, this Agreement to an exchange accommodator which Buyer shall determine. As an accommodation to Buyer, Seller agrees to cooperate with Buyer in connection with the Exchange, including the execution of documents therefor, provided the following terms and conditions are satisfied:

  (a) Seller shall have no obligation to take title to any property in connection with the Exchange, nor shall Seller have any liability to Buyer in connection with any such property ("Exchange Property");

  (b) Buyer shall be solely responsible, and Seller shall have no responsibility whatsoever, for negotiating any and all agreements, escrow instructions and other documents (collectively "Exchange Documents") with respect to the Exchange Property, as well as for any and all investigations, approvals and/or other actions required to be taken or permitted to be taken by Buyer under the Exchange Documents;

  (c) Seller shall in no way to be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to any Exchange Property and/or the Exchange, and Buyer shall reimburse Seller for any professional fees including, without limitation, actual reasonable attorneys' fees which Seller may incur with respect thereto;

  (d) In no way shall the Closing of this transaction be contingent upon or otherwise subject to the consummation of the Exchange, and the escrow shall timely close in accordance with the terms of this Agreement, notwithstanding any failure, for any reason, of the parties to the Exchange to effect same;

  (e) Buyer shall not be relieved of any obligations which would otherwise survive the Closing by reason of effecting the Exchange contemplated herein, and all such obligations of Buyer shall survive the Closing in the same fashion as if the Exchange had not taken place;

  (f) Seller shall not be required to make any representations or warranties, or to assume any obligations, or to spend any sum or to incur any personal liability whatsoever in connection with the Exchange;

  (g) No representations, warranties, covenants and/or indemnification obligations set forth in this Agreement shall be affected or limited by Buyer's use of an exchange accommodator and shall survive the Exchange and shall continue to inure, as set forth in this Agreement, from Buyer for the benefit of Seller. No provision of any separate instruction or related instruction from Buyer, the exchange accommodator and/or any other party shall be deemed to modify the terms of this Agreement or any rights of Seller hereunder; and

  (h) Buyer agrees to indemnify, protect, defend (with counsel reasonably chosen by Seller) and hold harmless Seller from and against any and all claims, demands, causes of action, liabilities, costs and expenses (including, without limitation, actual reasonable attorneys fees) asserted against and/or incurred by Seller in connection with the Exchange or attempted Exchange.

  Seller makes absolutely no representations or warranties of any kind or nature, express or implied, that tax-deferred exchange treatment is available to Buyer with respect to the Exchange, or that such a transaction will qualify in any respect for such treatment, and Seller shall incur no liability if the Exchange fails to qualify for tax-deferred treatment for any reason. If Seller defaults under the terms of this Agreement, then Seller shall be liable to Buyer for only those damages which would have occurred if Buyer had not included the Property in any Exchange. Specifically excluded from such damages for which Seller would be liable, but not by way of limitation, are any consequential damages Buyer may incur because of a loss of tax advantages, tax deferral or other detrimental tax impacts upon Buyer caused by Seller's default. Buyer hereby acknowledges and represents to Seller that Buyer is relying solely and entirely upon the advice of Buyer's own attorneys and consultants with respect to any and all aspects of any such Exchange. In no event whatsoever shall the obligations of Buyer under this Agreement be contingent upon the inclusion of this transaction and/or the Property as part of any Exchange in which Buyer may become involved.


                                  ARTICLE XII.
                                 Miscellaneous
                                 -------------

  12.1 All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by telecopy or other facsimile transmission, or by overnight courier (such as Federal Express), addressed as follows:

  Seller:    Pacific Mutual Life Insurance Company
             700 Newport Center Drive,
             Newport Beach, California  92660
             Attention:  John C. Mulvihill, Vice President
                         Lydia Kennedy, Director, Asset Management
                         Fax No: (714)760-9680

Copy to:     Pacific Mutual Life Insurance Company
             700 Newport Center Drive
             Newport Beach, California  92660
             Attn:        Joseph E. McKeever, Esq.
             Fax No:      (714) 640-3706

Copy to:     Insignia Commercial Group, Inc.
             160 West Santa Clara Street, Suite 1330
             San Jose, California 95113
             Attn:         Mark Schmidt
             Telephone No: (408) 288-2900
             Fax No:       (408) 288-2909

Buyer:       Mercury Interactive Corporation
             470 Potrero Avenue
             Sunnyvale, California 94086
             Attn: Amnon Landan, CEO
             Telephone No: (408) 523-9900
             Fax No: (408) 523-9911

Copy to:     Focus Commercial
             614 Camellia Way
             Los Altos, California 94024
             Attn:         Robert Schwartz
             Telephone No: (415) 949-3606
             Fax No:       (415) 949-3606

Copy to:     General Counsel Associates LLP
             1891 Landings Drive
             Mountain View, California 94043
             Attn:  Deborah C. Aikins, Esq.
             Telephone No: (415) 428-3900
             Fax No:       (415) 428-3901

  All Notices in accordance with the terms hereof shall be deemed given upon actual receipt thereof whether delivered by first-class mail, postage prepaid, personally, or by courier or messenger service, or facsimile transmission to the numbers given above, provided electronic confirmation of such facsimile transmission is received by the noticing party. Either party hereto may change the address or facsimile number for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 12.1.

  12.2 Buyer may not assign this Agreement or its rights and obligations hereunder without the prior written consent of Seller, which Seller may withhold in its sole and absolute discretion; provided, however, Seller's prior consent shall not be required for such an assignment to a person or entity affiliated with Buyer and in which Buyer or the principals of Buyer: (i) maintain management control; or (ii) retain an ownership interest or membership interest (consisting of voting stock, a general partnership interest, or voting rights) of at least 25%. Any assignment hereunder will be subject to the terms and provisions of this Agreement; provided, however, that upon such assignment such Assignee shall succeed to all of the rights and obligations of Buyer hereunder, and agrees to execute all documents and perform all obligations pursuant to this Agreement. Notwithstanding any assignment of this Agreement, the Assignor shall not be relieved of its obligations to complete this transaction and pay the Purchase Price to Seller as provided for herein.

  12.3 Each party agrees to execute any additional documents or supplemental escrow instructions as may be reasonably necessary to comply with the terms of this Agreement, provided that such instructions are not in conflict with the terms hereof and that if a conflict exists, the provisions of this Agreement shall prevail.

  12.4 This is the entire agreement between Seller and Buyer pertaining to the sale of the Property and supersedes any prior written or oral understandings. Any amendment to this Agreement must be in writing. This Agreement will be governed by the laws of the state in which the Property is located.

  12.5 The prevailing party in any litigation, including any appeal, arising out of this Agreement will be entitled to its reasonable attorney's fees, costs and expenses incurred in connection with the prosecution or defense of such action.

  12.6 All Exhibits referred to are attached to this Agreement and are incorporated herein by reference.

  12.7 In the event this Agreement is terminated by the default of Buyer or Seller, any escrow termination fee or charges of Escrow Agent will be borne by the defaulting party.

  12.8 This Agreement may be executed in separate counterparts, each of which will be deemed an original, and all of which together will constitute one instrument.

  12.9  Time is of the essence of this Agreement.

  12.10 The heading, captions and titles used in this Agreement are for convenience only and shall not be deemed in any way to limit or amplify the terms and provisions of this Agreement.

  12.11 If any date of significance hereunder falls upon a Saturday, Sunday, or legal holiday such date will be deemed moved forward to the next day which is not a Saturday, Sunday, or legal holiday. The terms "working day" or "business day" shall mean days elapsed exclusive of Saturdays, Sunday, or legal holidays.

  12.12 This Agreement is not intended to confer any benefit upon, or create any contractual right in, any person or entity other than the parties hereto.

  12.13 In the event this Agreement is not fully executed by Buyer and Seller on or beforeJuly 1, 1997, this Agreement shall be null and void and neither party shall have any liability to the other hereunder.

  12.14 This Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


SELLER:                                       BUYER:

MC ASSOCIATES, LLC,                           MERCURY INTERACTIVE CORPORATION
a Delaware limited liability company          a Delaware corporation

By: Pacific Mutual Life Insurance Company
  a California Corporation, Managing Member

By: /s/ John Mulvihill, Vice President        By: /s/ Sharlene Abrams
   -----------------------------------        -----------------------
Name: John Mulvihill                          Name: Sharlene Abrams
      --------------                                ---------------
Title: Vice President                         Title: Chief Financial Officer
       --------------                                -----------------------

By: /s/ Wendy Balden                          By:_________________________
   -----------------
Name: Wendy Balden                            Name:_______________________
      ------------
Title: Assistant Secretary                    Title:______________________
       -------------------
Dated: July 1, 1997                           Dated: July 1, 1997

  Escrow Agent acknowledges receipt of a fully executed copy of this Agreement, and by its signature hereby accepts and agrees that the provisions of this Agreement, and any amendment thereto as may be executed by Buyer and Seller, shall constitute instructions and control the deposit and disposition of funds by the Escrow Agent hereunder.

ESCROW AGENT:

By:__________________
Title:_______________
Date:________________

                                  EXHIBIT "A"
                                  -----------

                       Legal Description of Real Property


Parcel One:
----------

        Parcel 4, as shown on Parcel Map filed May 20, 1997 in Book 397 of Maps, at Page 12, Santa Clara County Records

Parcel Two:
----------

        An easement for ingress and egress over the Easterly 13 feet of Parcel 5 as shown on the hereinabove described Parcel Map.

                                  EXHIBIT "B"
                                  -----------

                                   [Reserved]

                                  EXHIBIT "C"
                                  -----------

                                   [Reserved]

                                  EXHIBIT "D"
                                  -----------

                                   GRANT DEED

                (Standard form to be furnished by Title Company)

                                  EXHIBIT "E"
                                  -----------

                                   [Reserved]

                                  EXHIBIT "F"
                                  -----------

                  ASSIGNMENT OF RIGHTS, WARRANTIES AND PERMITS
                  --------------------------------------------

  THIS ASSIGNMENT OF RIGHTS, WARRANTIES AND PERMITS ("Assignment") is dated for identification purposes _________________________________, 1997 and made by MC
ASSOCIATES, LLC, a Delaware limited liability company ("Assignor") to MERCURY INTERACTIVE CORPORATION, a Delaware corporation ("Assignee").

  1. Pursuant to Section 5.2(c) of that certain Purchase and Sale Agreement and Joint Escrow Instructions dated_______________________________________, 1997 between Assignor, as Seller, and Assignee, as Buyer, as may have been amended from time to time thereafter (the "Purchase Agreement"), Assignor hereby assigns and delegates to Assignee all of the items, if any, which Assignor may own which relate to the construction, occupancy, operation, management and/or ownership of the Property located at 1325 Borregas Avenue, Sunnyvale, California and more particularly described in attached Exhibit "A" attached to the Purchase Agreement. All defined terms used herein shall have the same meaning as set forth in the Purchase Agreement, unless the context clearly indicates otherwise.

  2. Assignor further assigns to Assignee all of its rights, and interest, if any, in all construction, equipment and material warranties and guarantees affecting the Property. This assignment of warranties and guarantees is effective to the extent such matters are legally subject to assignment, assigned by Assignor, whether such limitations or prohibition is imposed or created by contract, statute, ordinance, regulation or otherwise.

  3. Assignor further assigns all of its rights, obligations and interest, if any, in all trademarks, styles, logos, signs and other advertising symbols relating to the trade name "Menlo Caspian Building" and to the Property, to the extent whether such limitation or prohibition is imposed or created by contract, statute, ordinance, regulation or otherwise.

  4. This Assignment is made as an incident of the concurrent sale of the Property by Assignor to Assignee and will be effective upon the Closing Date, as defined in Section 1.2 of the Purchase Agreement.

  5. Assignor agrees to execute any further documents reasonably necessary to perfect the transfer to any item described in this Assignment, provided Assignor shall incur no out-of-pocket costs in connection therewith.

  6. This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of all of the respective parties hereto, subject to the assignment provisions of the Purchase Agreement.

  7. This Assignment shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of California.

  8. This Assignment is made without any warranty or representation whatsoever as to the existence, validity or enforceability of any right, warranty or permit herein assigned; provided, however, Assignor does represent and warrant that, as of the date hereof, it has no actual knowledge of any adverse claim or interest in or to any of the rights, warranties or permits assigned hereunder.

  9. No previous assignment has been made by Assignor of any part of the matters, assigned hereby and, to Seller's knowledge (as defined in Section 4.4 of the Purchase Agreement), the matters referred to herein are in full force and effect and there exists no default or any acts or events which, with the passage of time, or the giving of notice could become defaults thereunder on the part of any other party to such items. Assignor agress to indemnify Assignee against and hold Assignee harmless from any and all liabilities, losses, damages and expenses, including, without limitation, reasonable attorneys' fees, arising out of acts or omissions of Assignor in connection with such matters occurring or existing prior to the Closing Date. Assignor's indemnification obligation hereunder shall survive for a period of one (1) year from the Closing Date.

  10. This Assignment is intended to supplement the terms and provisions of the Purchase Agreement and shall be construed as consistent therewith to the greatest extent possible. This Assignment shall not be deemed to modify or amend the Purchase Agreement. In the event of an irreconcilable conflict between the provisions of the Purchase Agreement and this Assignment, the provisions of the Purchase Agreement shall prevail.

  11. To the extent any claim of any kind is brought by Assignee and Assignor pursuant to this Assignment, such claim, action, suit or proceeding must be commenced, if at all, on or before one (1) year from the Closing Date.


  IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.


ASSIGNOR:                                     ASSIGNEE:

MC ASSOCIATES, LLC,                           MERCURY INTERACTIVE CORPORATION,
a Delaware limited liability company          a Delaware corporation

                                              By:
                                              Name:
By:                                           Title:
Name:
Title:                                        By:
                                              Name:
By:                                           Title:
Name:
Title:

                                 EXHIBIT "1" TO
                                 --------------


                             LIST OF ITEMS ASSIGNED
                             ----------------------

                                  EXHIBIT "G"
                                  -----------


                 ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS
                 ----------------------------------------------


  THIS ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS ("Assignment") is dated
                                            ---------
for identification purposes _____________________________, 1997, and is made by and between MC ASSOCIATES, LLC, a Delaware limited liability company ("Assignor") to MERCURY INTERACTIVE CORPORATION, a Delaware corporation ("Assignee").


  1. This Assignment is made pursuant to Section 5.2(d) that certain Purchase and Sale Agreement and Joint Escrow Instructions dated ______________________, 1997 between Assignor, as Seller, and Assignee, as Buyer, as may have been amended from time to time thereafter, (the "Purchase Agreement"), for the transfer of the Property located at 1325 Borregas Avenue, Sunnyvale, California and more particularly described in Exhibit "A" attached to the Purchase Agreement. This Assignment will be effective as of the "Closing Date", as defined in Section 1.2 of the Purchase Agreement. All defined terms used herein shall have the same meaning as set forth in the Purchase Agreement, unless the context clearly indicates otherwise.

  2. Assignor assigns to Assignee all of its rights, obligations and interest in all contracts and agreements relating to the ownership, leasing and/or operation of the Property as specified in Exhibit "1" attached hereto (the "Service Contracts"), subject to: (a) the provisions thereof, if any, regarding assignment of Assignor's rights, obligations and interest thereunder; and (b) the provisions of the Purchase Agreement relating to the termination of the Service Contracts on or as of the Closing Date or other date set forth therein.

  3. Assignee hereby assumes the performance of all of the terms, covenants and conditions imposed upon Assignor under the Service Contracts hereunder, specifically described in attached Exhibit "1" and assigned hereby, which have arisen or accrued or are applicable to or which accrue or are applicable to the period on or after the date of this Assignment.

  4. Assignor hereby agrees to hold Assignee harmless from and against any and all claims, damages, losses and expenses asserted against or incurred by Assignee by reason of any breach by Assignor, prior to the date hereof, of any of Assignor's obligations under the Service Contracts.

  5. Assignee hereby agrees to hold Assignor harmless from and against any and all claims, damages, losses and expenses asserted against or incurred by Assignor by reason of any breach by Assignee, on or after the date hereof, of any of the obligations formerly held by Assignor under the Service Contracts assumed by Assignee hereunder.

  6. Assignor and Assignee agree to execute any additional documents as may be necessary for Assignor to assign such additional contracts or agreements, if any, relating to the Property which Assignee desires to assume, provided Assignor shall incur no out-of-pocket costs in connection therewith.

  7. Assignor represents and warrants that, as of the date hereof, it has no actual knowledge of any claim or other adverse interest on the part of any person or entity in or to the Service Contracts being assigned hereunder; no previous assignment has been made by Assignor of the Service Contracts and; to Seller's knowledge (as defined in Section 4.4 of the Purchase Agreement), the Service Contracts are in full force and effect and there exists no default or any acts or events which, with the passage of time, or the giving of notice could become defaults thereunder on the part of any other party to such Service Contracts. Assignor agrees to indemnify Assignee against and hold Assignee harmless from any and all liabilities, losses, damages and expenses, including, without limitation, reasonable attorneys' fees, arising out of acts or omissions of Assignor in connection with the Service Contracts occurring or existing prior to the Closing Date. Assignor's indemnification obligation hereunder shall survive for a period of one (1) year from the Closing Date.

  8. This Assignment shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of all of the respective parties hereto, subject to the assignment provisions of the Purchase Agreement.

  9. This Assignment shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of California.

  10. This Assignment is intended to supplement the terms and provisions of the Purchase Agreement and shall be construed as consistent therewith to the greatest extent possible. This Assignment shall not be deemed to modify or amend the Purchase Agreement. In the event of an irreconcilable conflict between the provisions of the Purchase Agreement and this Assignment, the provisions of the Purchase Agreement shall prevail.

  11. To the extent any claim of any kind is brought by Assignee or Assignor pursuant to this Assignment, such claim, action, suit or proceeding must be commenced, if at all, on or before one (1) year from the Closing Date.


  IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNOR:                                      ASSIGNEE:

MC ASSOCIATES, LLC,                            MERCURY INTERACTIVE CORPORATION,
a Delaware limited liability company           a Delaware corporation


By:________________________________            By:______________________________
Name:______________________________            Name:____________________________
Title:_____________________________            Title:___________________________

By:________________________________            By:______________________________
Name:______________________________            Name:____________________________
Title:_____________________________            Title:___________________________

                                 EXHIBIT "1" TO
                                 --------------

                           LIST OF SERVICE CONTRACTS
                           -------------------------

                                  EXHIBIT "H"
                                  -----------

                                   [Reserved]

                                  EXHIBIT "I"
                                  -----------

                                  BILL OF SALE
                                  ------------


  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MC ASSOCIATES, LLC, a Delaware limited liability company ("Assignor") hereby grants, transfers, and sells to MERCURY INTERACTIVE CORPORATION, a Delaware corporation ("Assignee"), without representation or warranty and on an "AS IS" and "WHERE-IS" basis (except as may be otherwise provided in that certain Purchase and Sale Agreement and Joint Escrow Instructions dated _________, 1997 between Assignor, as Seller, and
Assignee as Buyer, as amended thereafter from time to time (the "Purchase Agreement"), all of Assignor's right, title and interest, if any, in and to any and all furniture, fixtures, equipment, appliances, tools, machinery, supplies, building materials and other personal property of every kind and character owned by Assignor, attached to, appurtenant to, and located at and used in connection with the operation of the improvements situated on the real property described in Exhibit "A" attached to the Purchase Agreement, as may be more particularly described in Exhibit "1" attached hereto and incorporated herein by reference ("Personal Property"). Without limiting any further provision of this Bill of Sale, Seller covenants that it is the lawful owner of the referenced Personal Property, free from all liens, claims or encumbrances, and agrees to warrant and defend the title to the Personal Property hereby conveyed against the just and lawful claims and demands of all persons claiming by or through Seller.

  Assignor hereby covenants that it shall, at any time and from time to time upon written request therefore, provided Assignor incurs no out-of-pocket cost in connection therewith, execute and deliver to Assignee, its permitted successors, nominees or assigns, such documents as it or they may reasonably request in order to fully assign and transfer to and vest in Assignee or its permitted successors, nominees and assigns, and protect its or their right, title and interest in and to all of the Personal Property and the rights of Assignor intended to be transferred and assigned hereby, or to enable Assignee, its permitted successors, nominees and assigns to realize upon or otherwise enjoy such rights and property.

  This Bill of Sale shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of Assignee and Assignor, subject to the assignment provisions of the Purchase Agreement.

  This Bill of Sale is intended to supplement the terms and provisions of the Purchase Agreement and shall be construed as consistent therewith to the greatest extent possible. This Bill of Sale shall not be deemed to modify or amend the Purchase Agreement. In the event of an irreconcilable conflict between the provisions of the Purchase Agreement and this Bill of Sale, the provisions of the Purchase Agreement shall prevail.

  THE TRANSFER OF PERSONAL PROPERTY EVIDENCED BY THIS BILL OF SALE IS MADE WITHOUT WARRANTY, EXPRESS OR IMPLIED, EXCEPT THE WARRANTY OF TITLE EXPRESSLY PROVIDED HEREIN, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

  This Bill of Sale shall be governed by and constructed in accordance with the laws of the State of California

  IN WITNESS WHEREOF, Assignor has executed this Bill of Sale this _____ day of ___________________, 1997.


ASSIGNOR:                                     ASSIGNEE:

MC ASSOCIATES, LLC,,                          MERCURY INTERACTIVE CORPORATION,
a Delaware limited liability company          a Delaware corporation


By:________________________________           By:_______________________________
Name:______________________________           Name:_____________________________
Title:_____________________________           Title:____________________________

By:________________________________           By:_______________________________
Name:______________________________           Name:_____________________________

Title:__________________________          Title:______________________________

                          EXHIBIT "1" TO BILL OF SALE
                          ---------------------------

                           LIST OF PERSONAL PROPERTY
                           -------------------------

                                  EXHIBIT "J"
                                  -----------


                       FORM OF NON-FOREIGN CERTIFICATION
                       ---------------------------------

                TRANSFEROR'S CERTIFICATION OF NON-FOREIGN STATUS
                ------------------------------------------------


  To inform MERCURY INTERACTIVE CORPORATION, a Delaware corporation ("Transferee) that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), will not be required upon for the transfer of certain real property to the Transferee by MC ASSOCIATES, LLC, a Delaware limited liability company ("Transferor").

  1. Transferor is not foreign corporation, foreign partnership, foreign trust or foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations promulgated thereunder);

  2.  Transferor's U.S. employer identification number is 95-1079000; and

  3. Transferor's office address is 700 Newport Center Drive, Newport Beach, California 92660.

  Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

  Under penalty of perjury, I declare that I have examined this Certification and that, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Dated: June ________ , 1997.


SELLER:

MC ASSOCIATES, LLC,
a Delaware limited liability company


By:__________________
Name:________________
Title:_______________


By:__________________
Name:________________
Title:_______________

                                      J-1